Exhibit 99.1

SHELL MIDSTREAM PARTNERS, L.P. 2nd QUARTER 2021 UNAUDITED RESULTS

• The Partnership reported $162 million of net income attributable to the Partnership, $185 million of net cash provided by operating activities, $207 million of adjusted EBITDA attributable to the Partnership and $186 million of cash available for distribution.

• Second quarter distribution reset to $0.30 per common unit in order to ensure near-term financial health, provide a long-term sustainable financial framework and allow the Partnership the ability to pursue projects that build upon its diverse portfolio to enhance unitholder value.
• Assets continued to perform well during an uncertain macro environment as the Partnership’s diverse portfolio was able to offset the impact of the Colonial dividend decision.

HOUSTON, July 30, 2021 – Shell Midstream Partners, L.P. (NYSE: SHLX) (the “Partnership” or “Shell Midstream Partners”) reported net income attributable to the Partnership of $162 million for the second quarter of 2021, which equated to $0.36 per diluted common limited partner unit. Shell Midstream Partners also generated adjusted earnings before interest, income taxes, depreciation and amortization attributable to the Partnership of $207 million.

Total cash available for distribution was $186 million, approximately $13 million higher than the prior quarter. This increase was largely driven by continued resilience in offshore volumes, increased Zydeco throughput as new contracts came online, a higher distribution from Explorer driven by refinery turnarounds in the Midwest and one-time benefits from acquisition and divestment activities. These increases were partially offset by Colonial not paying a dividend for the second quarter.

“Overall, I continue to be pleased with our underlying business performance and resiliency of both our assets and team, and that showed yet again in the second quarter,” said Steven C. Ledbetter, CEO, Shell Midstream Partners GP LLC. “We believe our decision to rebase the distribution will ensure near-term financial health, provide a long-term sustainable financial framework and allow us the ability to pursue projects that build upon the Partnership’s diverse portfolio and enhance unitholder value.”

The Board of Directors of our general partner previously declared a cash distribution of $0.30 per limited partner common unit for the second quarter of 2021, which represents a 35% decrease from the first quarter 2021. The distribution will be paid August 13, 2021 to unitholders of record as of August 3, 2021.

FINANCIAL HIGHLIGHTS

•Net income attributable to the Partnership was $162 million, compared to $163 million for the prior quarter.
•Net cash provided by operating activities was $185 million, compared to $166 million for the prior quarter.
•Cash available for distribution was $186 million, compared to $173 million for the prior quarter. This increase was largely driven by continued resilience in offshore volumes, increased Zydeco throughput as new contracts came online, a higher distribution from Explorer driven by refinery turnarounds in the Midwest and one-time benefits from acquisition and divestment activities. These increases were partially offset by the impact of Colonial not paying a dividend for the second quarter.
•Total cash distribution declared for common units was $118 million, resulting in a coverage ratio of 1.6x.
•Adjusted EBITDA attributable to the Partnership was $207 million, compared to $201 million for the prior quarter.
•As of June 30, 2021, the Partnership had $353 million of consolidated cash and cash equivalents on hand.
•As of June 30, 2021, the Partnership had total debt of $2.7 billion, equating to 3.3x Debt to annualized Q2 2021 Adjusted EBITDA. Current debt levels are well within our targeted range and provide flexibility to the Partnership.

Cash available for distribution and Adjusted EBITDA are non-GAAP supplemental financial measures. See the reconciliation to their most comparable GAAP measures later in this press release.

ASSET HIGHLIGHTS

Significant Onshore Pipeline Transportation:
◦Zydeco - Mainline volumes were 673 kbpd in the current quarter, compared to 641 kbpd in the prior quarter, primarily due to two new contracts entered into during the quarter. Effective June 1, 2021, substantially all of the available mainline capacity is under contract.

Significant Offshore Pipeline Transportation:
•During the quarter, the Partnership saw continued strong production in the Gulf of Mexico, highlighted by additional tiebacks in our Eastern Corridor which are expected to deliver approximately 15-20 thousand barrels per day to Delta and NaKika in the second half of 2021.
◦Mars - Volumes were 484 kbpd, compared to 498 kbpd in the prior quarter.
◦Amberjack - Volumes were 335 kbpd, compared to 332 kbpd in the prior quarter.
◦Eastern Corridor - Volumes were 419 kbpd, compared to 432 kbpd in the prior quarter.
◦Auger - Volumes were 55 kbpd, compared to 95 kbpd in the prior quarter.

Updated Financial Framework

•Given the uncertainty around refined products ventures, base business headwinds, the distribution waiver from our general partner expiring and our preferred units becoming eligible for conversion in 2022, the Board of Directors made the decision to rebase the quarterly distribution to $0.30 per common unit.
•The Partnership believes this action will ensure near-term financial health, provide a long-term sustainable financial framework and afford the Partnership the ability to pursue projects that build upon our diverse portfolio.
•With this enhanced financial flexibility comes a responsibility to effectively manage and deploy potential excess cash in ways that add value to unitholders, including:
◦Expectation that distribution coverage will average 1.1x or greater;
◦Maintaining an investment grade balance sheet targeting between 3.0 to 3.5x Debt to Adjusted EBITDA levels;
◦Pursuing smaller, highly accretive projects that deliver relatively quick paybacks;
◦Returning capital to unitholders, which may include opportunistic buybacks; and
◦Lastly, if markets allow and it is in unitholders best interest, we have the ability to acquire assets from Shell’s runway.
•The Partnership has approximately $1.2 billion in available liquidity, which is a combination of cash and cash equivalents and availability under credit facilities.

ABOUT SHELL MIDSTREAM PARTNERS, L.P.

Shell Midstream Partners, L.P., headquartered in Houston, Texas, owns, operates, develops and acquires pipelines and other midstream and logistics assets. The Partnership’s assets include interests in entities that own (a) crude oil and refined products pipelines and terminals that serve as key infrastructure to transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and deliver refined products from those markets to major demand centers and (b) storage tanks and financing receivables that are secured by pipelines, storage tanks, docks, truck and rail racks and other infrastructure used to stage and transport intermediate and finished products. The Partnership’s assets also include interests in entities that own natural gas and refinery gas pipelines that transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.

For more information on Shell Midstream Partners and the assets owned by the Partnership, please visit
www.shellmidstreampartners.com.
FORTHCOMING EVENTS
Shell Midstream Partners, L.P. will hold a webcast at 10:00am CT today to discuss the reported results and provide an update on Partnership operations. Interested parties may listen to the conference call on Shell Midstream Partners, L.P.’s website at www.shellmidstreampartners.com by clicking on the “2021 Second Quarter Financial Results Call” link, found under the “Events and Conferences” section. A replay of the conference call will be available following the live webcast.

Summarized Financial Statement Information

	For the Three Months Ended
(in millions of dollars, except per unit data)	June 30, 2021	March 31, 2021
Revenue (1)	$148	$139
Costs and expenses
Operations and maintenance	45	38
Cost of product sold	7	4
Impairment of fixed assets	—	3
General and administrative	13	12
Depreciation, amortization and accretion	12	13
Property and other taxes	6	5
Total costs and expenses	83	75
Operating income	65	64
Income from equity method investments	105	102
Other income	10	14
Investment and other income	115	116
Interest income	7	8
Interest expense	21	21
Income before income taxes	166	167
Income tax expense	—	—
Net income	166	167
Less: Net income attributable to noncontrolling interests	4	4
Net income attributable to the Partnership	$162	$163
Preferred unitholder’s interest in net income attributable to the Partnership	$12	$12
Limited Partners’ interest in net income attributable to the Partnership’s common unitholders	$150	$151

Net income per Limited Partner Unit:
Common - Basic	$0.38	$0.38
Common - Diluted	$0.36	$0.37

Weighted average Limited Partner Units outstanding:
Common units – public -basic	123.8	123.8
Common units – SPLC -basic	269.5	269.5
Common units – public -dilutive	123.8	123.8
Common units – SPLC -dilutive	320.3	320.3
(1) Deferred revenue recognized for the three months ended June 30, 2021 and March 31, 2021, including the impact of overshipments and expiring credits if applicable, was $8 million and $6 million, respectively.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
	For the Three Months Ended
(in millions of dollars)	June 30, 2021	March 31, 2021
Net income	$166	$167
Add:
Impairment of fixed assets	—	3
Depreciation, amortization and accretion	17	16
Interest income	(7)	(8)
Interest expense	21	21
Cash distribution received from equity method investments	128	123
Less:
Equity method distributions included in other income	10	14
Income from equity method investments	105	102
Adjusted EBITDA	210	206
Less:
Adjusted EBITDA attributable to noncontrolling interests	3	5
Adjusted EBITDA attributable to the Partnership	207	201
Less:
Series A Preferred Units distribution	12	12
Net interest paid by the Partnership (1)	21	21
Maintenance capex attributable to the Partnership	3	2
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	(5)	(2)
Principal and interest payments received on financing receivables	8	9
2021 transactions (2)	12	—
Cash available for distribution attributable to the Partnership’s common unitholders	$186	$173
(1) Amount represents both paid and accrued interest attributable to the period.
(2) Amount includes the one-time $10 million payment received as part of the May 2021 Transaction, as well as the cash received as part of the Auger Divestiture.

See “Non-GAAP Financial Measures” later in this press release.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Cash Provided by Operating Activities
	For the Three Months Ended
(in millions of dollars)	June 30, 2021	March 31, 2021
Net cash provided by operating activities	$185	$166
Add:
Interest income	(7)	(8)
Interest expense	21	21
Return of investment	18	12
Less:
Change in deferred revenue and other unearned income	(5)	—
Non-cash interest expense	—	—
Change in other assets and liabilities	12	(15)
Adjusted EBITDA	210	206
Less:
Adjusted EBITDA attributable to noncontrolling interests	3	5
Adjusted EBITDA attributable to the Partnership	207	201
Less:
Series A Preferred Units distribution	12	12
Net interest paid by the Partnership (1)	21	21
Maintenance capex attributable to the Partnership	3	2
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	(5)	(2)
Principal and interest payments received on financing receivables	8	9
2021 transactions (2)	12	—
Cash available for distribution attributable to the Partnership’s common unitholders	$186	$173
(1) Amount represents both paid and accrued interest attributable to the period.
(2) Amount includes the one-time $10 million payment received as part of the May 2021 Transaction, as well as the cash received as part of the Auger Divestiture.

See “Non-GAAP Financial Measures” later in this press release.

Distribution Information

	For the Three Months Ended
(in millions of dollars, except per-unit and ratio data)	June 30, 2021	March 31, 2021
Quarterly distribution declared per common unit	$0.3000	$0.4600

Adjusted EBITDA attributable to the Partnership (1)	$207	$201

Cash available for distribution attributable to the Partnership’s common unitholders (1)	$186	$173

Distribution declared to limited partner units - common	$118	$161

Coverage Ratio (2)	1.6	1.1
(1) Non-GAAP measures. See reconciliation tables earlier in this press release.
(2) Coverage ratio is equal to Cash available for distribution attributable to the Partnership divided by Total distribution declared.

Capital Expenditures and Investments
	For the Three Months Ended
(in millions of dollars)	June 30, 2021	March 31, 2021
Expansion capital expenditures	$—	$—
Maintenance capital expenditures	3	1
Total capital expenditures paid	$3	$1
Contributions to investment	$1	$2

Condensed Consolidated Balance Sheet Information
(in millions of dollars)	June 30, 2021	March 31, 2021
Cash and cash equivalents	$353	$317
Equity method investments	996	1,007
Property, plant & equipment, net	673	686
Total assets	2,327	2,322
Related party debt	2,691	2,691
Total deficit	(467)	(467)

Pipeline and Terminal Volumes and Revenue per Barrel
	For the Three Months Ended
	June 30, 2021	March 31, 2021
Pipeline throughput (thousands of barrels per day) (1)
Zydeco – Mainlines	673	641
Zydeco – Other segments	42	18
Zydeco total system	715	659
Amberjack total system	335	332
Mars total system	484	498
Bengal total system	341	350
Poseidon total system	263	338
Auger total system	55	95
Delta total system	234	243
Na Kika total system	60	51
Odyssey total system	125	138
Colonial total system	2,205	1,995
Explorer total system	727	443
Mattox total system (2)	103	104
LOCAP total system	801	820
Other systems	440	518

Terminals (3)(4)
Lockport terminaling throughput and storage volumes	253	251

Revenue per barrel ($ per barrel)
Zydeco total system (5)	$0.59	$0.47
Amberjack total system (5)	2.30	2.43
Mars total system (5)	1.29	1.33
Bengal total system (5)	0.40	0.41
Auger total system (5)	1.77	1.69
Delta total system (5)	0.64	0.66
Na Kika total system (6)	0.93	1.06
Odyssey total system (5)	1.03	0.98
Lockport total system (6)	0.20	0.21
Mattox total system (7)	1.52	1.52
(1) Pipeline throughput is defined as the volume of delivered barrels.
(2) The actual delivered barrels for Mattox are disclosed in the above table for the comparative periods. However, Mattox is billed by monthly minimum quantity per dedication and transportation agreements. Based on the contracted volume determined in the agreements, the thousands of barrels per day for Mattox are 154 for both the three months ended June 30, 2021 and March 31, 2021.
(3) Terminaling throughput is defined as the volume of delivered barrels, and storage is defined as the volume of stored barrels.
(4) Refinery Gas Pipeline and our refined products terminals are not included above as they generate revenue under transportation and terminaling service agreements, respectively, that provide for guaranteed minimum throughput.
(5) Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period. Actual tariffs charged are based on shipping points along the pipeline system, volume and length of contract.
(6) Based on reported revenues from transportation and storage divided by delivered and stored barrels over the same time period. Actual rates are based on contract volume and length.
(7) Mattox is billed at a fixed rate of $1.52 per barrel for the monthly minimum quantity in accordance with dedication and transportation agreements.

FORWARD LOOKING STATEMENTS

This press release includes various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “budget,” “continue,” “potential,” “guidance,” “effort,” “expect,” “forecast,” “goals,” “objectives,” “outlook,” “intend,” “plan,” “predict,” “project,” “seek,” “target,” “begin,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, the continued effects of the global COVID-19 pandemic on demand, the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, future drop downs, volumes, capital requirements, future operating results or the ability to generate sales, the potential exposure of the Partnership to market risks, and statements relating to the expected amount of distributions, coverage ratios and expectations regarding not accessing the capital markets for debt or equity in the near-term are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date of this press release, July 30, 2021, and we disclaim any obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements contained in this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. Many of the factors that will determine these results are beyond our ability to control or predict. More information on these risks and other potential factors that could affect the Partnership’s financial results is included in the Partnership’s filings with the U.S. Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Partnership’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. If any of those risks occur, it could cause our actual results to differ materially from those contained in any forward-looking statement. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statement.

NON-GAAP FINANCIAL MEASURES
This press release includes the terms Adjusted EBITDA and cash available for distribution. We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities. These non-GAAP measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and cash available for distribution may not be comparable to similarly-titled measures of other companies, thereby diminishing their utility.
References in this press release to Adjusted EBITDA refer to net income before income taxes, interest expense, interest income, gain or loss from disposition of fixed assets, allowance oil reduction to net realizable value, loss from revision of asset retirement obligation, and depreciation, amortization and accretion, plus cash distributed to Shell Midstream Partners, L.P. from equity method investments for the applicable period, less equity method distributions included in other income and income from equity method investments. We define Adjusted EBITDA attributable to Shell Midstream Partners, L.P. as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests and Adjusted EBITDA attributable to Parent (which is defined as Royal Dutch Shell plc and its controlled affiliates, collectively, other than the Partnership, its subsidiaries and its general partner). References to cash available for distribution refer to Adjusted EBITDA attributable to Shell Midstream Partners, L.P., less maintenance capital expenditures attributable to Shell Midstream Partners, L.P., net interest paid by the Partnership, cash reserves, income taxes paid and Series A Preferred Units distribution, plus net adjustments from volume deficiency payments attributable to Shell Midstream Partners, L.P., reimbursements from Parent included in partners’ capital, principal and interest payments received on financing receivables, and certain one-time payments received. Cash available for distribution will not reflect changes in working capital balances. We define maintenance capital expenditures as cash expenditures, including expenditures for (a) the acquisition (through an asset acquisition, merger, stock acquisition, equity acquisition or other form of investment) by the Partnership or any of its subsidiaries of existing assets or assets under construction, (b) the construction or development of new capital assets by the Partnership or any of its subsidiaries, (c) the replacement, improvement or expansion of existing capital assets by the Partnership or any of its subsidiaries or (d) a capital contribution by the Partnership or any of its subsidiaries to a person that is not a subsidiary in which the Partnership or any of its subsidiaries has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund the Partnership or such subsidiary’s share of the cost of the acquisition, construction or development of new, or the replacement, improvement or expansion of existing, capital assets by such person, in each case if and to the extent such acquisition, construction, development, replacement, improvement or expansion is made to maintain, over the long-term, the operating capacity or operating income of the Partnership and its subsidiaries, in the case of clauses (a), (b) and (c), or such person, in the case of clause (d), as the operating capacity or operating income of the Partnership and its subsidiaries or such person, as the case may be, existed immediately prior to such acquisition, construction, development, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

July 30, 2021

The information in this Report reflects the unaudited condensed consolidated financial position and results of Shell Midstream Partners, L.P.

Inquiries:
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